Exhibit 10.40

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered as of September 7, 2007 between Immunomedics, Inc. (the “Company”) and Eva J. Goldenberg, Deborah S. Goldenberg, Denis C. Goldenberg and Neil A. Goldenberg, the Trustees of the David M. and Hildegard Goldenberg Irrevocable Insurance Trust dated January 21, 1992 (“Trustees”, and together with the Company, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Parties have entered into that certain Split-Dollar Insurance Agreement dated as of April 2, 1992 (the “Insurance Agreement”), pursuant to which the Company agreed to provide insurance protection for members of David M. Goldenberg’s family under the terms, and subject to the conditions, of the Insurance Agreement;

WHEREAS, the Trustees acknowledge that the insurance policy referenced in Article III of the Insurance Agreement has not been purchased; and

WHEREAS, the Parties deem it advisable, and in their respective best interests, to terminate the Insurance Agreement in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the Parties agree as follows:

1. Termination of the Insurance Agreement. The Parties hereby agree to terminate the Insurance Agreement in its entirety effective as of the date hereof.

2. Release. The Trustees hereby release the Company, its subsidiaries, and affiliated, predecessor, and successor corporations and business entities, past, present and future, and their partners, agents, directors, officers, employees, executives, shareholders, investors, representatives, and attorneys, past, present and future, and their heirs, executors, administrators, and assigns, and all persons acting by, through, under or in concert with any of them (collectively, “Company Releasees”), and the Company, for itself and on behalf of its employees, officers, directors, shareholders, agents and affiliates, hereby releases the Trustees from all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, expenses of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, fixed or contingent, which any of the Trustees or the Company ever had, now has, or hereafter may have against each or any of the Company Releasees or the Trustees, respectively, from the beginning of time to the date hereof arising from, or relating to, the Insurance Agreement or the termination of the Insurance Agreement hereunder (collectively, the “Claims”). This release covers both Claims that the Trustees and the Company know about and those that the Trustees and the Company may not know about.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of laws principles thereof.

4. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes all prior agreements or understandings whether written or oral, between the Parties with regard to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above.

IMMUNOMEDICS, INC.

By:	/s/ Gerard G. Gorman
Name:	Gerard G. Gorman
Title:	SVP Finance & Business Development, CFO

TRUSTEES OF THE DAVID M. GOLDENBERG AND HILDEGARD GOLDENBERG IRREVOCABLE INSURANCE TRUST

By:	/s/ Eva Goldenberg
Eva Goldenberg, Trustee

By:	/s/ Deborah S. Goldenberg
Deborah S. Goldenberg, Trustee

By:	/s/ Denis C. Goldenberg
Denis C. Goldenberg, Trustee

By:	/s/ Neil A. Goldenberg
Neil A. Goldenberg, Trustee

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